Exhibit 99.1

                             Savoy Management Change

    DENVER--(BUSINESS WIRE)--Jan. 8, 2004--Savoy Capital Investments, Inc. (OTCBB:SVYC) is pleased to announce the appointment of Floyd Wandler to the Board of Directors as its new President. Mr. Wandler replaces Mr. Andrew Peterie, Sr., who has served as President since October 1998. From December 2000 to February 2002, Mr. Wandler was Chief Executive Officer of BioLargo Technology Inc., a supplier and manufacturer of whole blood absorbent products. From January 1990 to April 2000, Mr. Wandler also served as President and CEO of National Challenge Systems Inc., a publicly-traded company on the Toronto Stock
Exchange and a supplier of waste handling equipment.   Mr. Wandler
will serve as the interim President during the Company's transition to a resource-based company. Mr. Wandler will be responsible for assembling the necessary management team to develop Savoy into a world class producer and marketer of precious gemstones and minerals.

    Savoy Signs Acquisition Agreement

    Mr. Wandler is pleased to announce that Savoy has signed an agreement to acquire a 97% interest in Societe Siranna S.A.R.L., a private Madagascar company. Siranna holds mining exploitation and gemstone exportation permits for two gemstone mining properties in Northern Madagascar totaling 12.5 square kilometers. Savoy expects to close this acquisition before the end of January 2004. When asked about the Siranna acquisition, Mr. Wandler stated that "the Siranna acquisition is an excellent fit with Savoy's planned new business direction to bring cash flow through the production and sale of precious gemstones." Management anticipates that the Siranna acquisition will provide Savoy with the financial stability necessary to execute its business plan to acquire both producing mines and exploration properties.

On Behalf of the Company,
Floyd Wandler, President

    Certain matters discussed in this press release are "forward-looking statements". These forward-looking statements can generally be identified as such because the context of the statement will include words such as Savoy "expects," "anticipates" or words of similar import. Similarly, statements that describe the Company's plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated. Although Savoy believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that the expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Forward-looking statements made herein are only made as of the date of this news release and Savoy does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


    CONTACT: Savoy Capital Investments, Inc.
             Patricia Cudd, 719-488-4393